                                   EXHIBIT 14
                                   ----------

           R. G. BARRY CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS
           -----------------------------------------------------------

         A fundamental goal of R. G. Barry Corporation and its subsidiaries ("R. G. Barry" or the "Company") is to implement our core values in a manner that leads to the long-term success of the Company and its shareholders and employees. At R. G. Barry, we strive to achieve the highest business and personal ethical standards as well as compliance with all applicable governmental laws, rules and regulations. This Code of Business Conduct and Ethics (the "Code") is intended as an overview of the Company's guiding principles and not as a restatement of Company policies and procedures.

         This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. Because our business depends upon the reputation of the Company and its directors, officers and employees for integrity and principled business conduct, in many instances this Code goes beyond the requirements of the law.

         Employees should refer to the confidential policies contained in the R.
G. Barry Associate Handbook (hereinafter, the "Associate Handbook") and Associate Policies for a description of the employment policies applicable to them. This Code is a statement of goals and expectations for individual and business conduct. It is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, customer, supplier, vendor, competitor, shareholder or any other person or entity to bring any legal claim or lawsuit against the Company in any court or governmental agency. An employee of the Company, unless he or she is a party to an express, written contract to the contrary, is an employee at-will. The employee may terminate employment as he or she chooses and the Company may terminate that employment, or take such other lesser action, as it finds to be in the best interest of the Company.

         It is the obligation of each and every director, officer and employee of the Company to become familiar with the goals and policies of the Company and integrate them into every aspect of our business. The Company will periodically send this Code to the Company's management to ensure familiarity with this Code. Our ethics are ultimately determined by all of us as we do our daily jobs. Our standard has been, and will continue to be, that of the highest ethical conduct.

CONFLICTS OF INTEREST
---------------------

         Directors, officers and employees of the Company must act honestly and ethically and have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest between personal and professional relationships. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

         The following rules apply:

     o Directors, officers and employees ("Insiders") may not use their position with the Company, or knowledge gained from their position with the Company, in a manner that conflicts with the interests of the Company. Insiders should avoid any direct or indirect financial or other interest in any transaction between the Company and a third party if the Insider's interests would conflict (or might reasonably appear to conflict) with the interests of the Company.

     o If the Company is engaged or proposes to engage in a business transaction or enter into a business relationship with a third party with whom an Insider (or one of his/her relatives) is affiliated or in which the Insider has (or the relative has) an interest, the interest should be disclosed immediately by the Insider as provided below.

     o The Company's conflict of interest policy is intended to prohibit rebates, commissions, kickbacks, profit-sharing arrangements and compensation in any form to Insiders of the Company from a third party in connection with the third party's dealings or proposed dealings with the Company.

     o Insiders should never place themselves under actual or apparent obligation to a third party which deals or proposes to deal with the Company by accepting (or permitting a relative to accept) from the third party such things as gifts, benefits, gratuities or unusual hospitality for the purpose of (or which might have the effect of) improperly influencing the Insider's judgment in the performance of Company duties and responsibilities. This policy does not include the receipt of insignificant gifts or other benefits, or the value of reasonable and reciprocal entertainment, which is consistent with local and social business custom.

         It is the Company's policy to prohibit the extension or maintenance of credit, either directly or indirectly, or arrange for the extension of credit or renewing an extension of credit in the form of a personal loan to or for any director or executive officer (or person performing similar functions) of the Company provided however, the Board of Directors may provide for limited exceptions to this prohibition in accordance with the Sarbanes-Oxley Act of 2002.

         If a "conflict of interest" situation arises, employees must immediately report the circumstances to their management supervisor and local facilities management. The Chief Executive Officer (CEO) and members of the Board of Directors must report any such circumstances to the Nominating and Governance Committee of the Board of Directors (the "Governance Committee").

CORPORATE OPPORTUNITIES
-----------------------

         No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

USE OF INSIDE INFORMATION
-------------------------

         It is the Company's goal to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in federal securities laws and regulations. No director, officer or employee may buy or sell shares of the Company at a time when in possession of "material non-public information." (There is, however, an exception for trades made pursuant to certain pre-existing trading plans established in compliance with applicable law.) Passing such information to someone who may buy or sell shares is also prohibited. The prohibition on insider trading applies to the Company's shares and to securities of other companies if the director, officer or employee learns of material non-public information about those other companies in the course of his or her duties for the Company. This prohibition also extends to certain non-employees who may learn about the "material non-public information" about the Company such as spouses, relatives, and close friends of directors, officers or employees. Insider trading is both unethical and illegal and will be dealt with firmly. Company employees should see the R. G. Barry Corporation Policy Regarding Trading in R. G. Barry Stock and Associate Policy # G-10 for a more detailed description of the Company's policy prohibiting insider trading.

CORPORATE COMMUNICATIONS
------------------------

         The Company is committed, consistent with legal and regulatory requirements, to maintaining an active and open dialogue with its shareholders and potential investors. No person other than persons authorized by the CEO or Chief Financial Officer (CFO) are authorized to speak on behalf of the Company to securities analysts, broker-dealers, shareholders or the press.

FAIR DEALING
------------

         Each director, officer and employee shall endeavor to deal fairly and in good faith with Company customers, shareholders, suppliers, regulators, business partners, competitors and others. No director, officer or employee shall take unfair advantage of any such person or entity through manipulation, concealment of information required to be disclosed, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice, provided that these principles do not create any rights in any employee, customer, supplier, vendor, competitor, shareholder or any other person or entity to bring any legal claim or lawsuit against the Company in any court or governmental agency.

CONFIDENTIALITY
---------------

         All directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers, customers or others related to the Company's business. Such information must not be disclosed to others, except when disclosure is authorized by the Company or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, or its customers, if disclosed. Company employees should see Associate Policy # G-2 and the Associate Handbook (Guidelines 3 and 6) for a more detailed description of the Company's Policy on Confidentiality.

ACCOUNTING PRACTICES
--------------------

         It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. All books and records of the Company shall be kept in such a way as to fully and fairly reflect all Company transactions. Furthermore, the CEO and the CFO shall prepare or oversee the preparation of full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in the Company's other public communications.

RECORDS RETENTION
-----------------

         Directors, officers and employees are expected to become familiar with the Company's policies regarding records retention applicable to them and to strictly adhere to those procedures as outlined in the policies.

COMPLIANCE WITH LAWS, RULES, REGULATIONS
----------------------------------------

         The Company takes a proactive stance on compliance with all applicable laws, rules, and regulations, including, as mentioned above, insider trading laws. All directors, officers and employees of the Company when acting on behalf of the Company shall comply with all applicable laws, rules and regulations and applicable rules and regulations of the American Stock Exchange.

DUTY TO REPORT AND CONSEQUENCES
-------------------------------

         Every director, officer and employee has a duty to adhere to this Code of Business Conduct and Ethics and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures.

         Employees shall report suspected violations of Company policies contained in the Associate Handbook by following the reporting procedures set forth in the Associate Handbook under "Open Door Policy." All suspected violations of the Code by an officer of the Company must be reported to the Company's Chief Executive Officer (unless the suspected violation is by the Chief Executive Officer, in which case the suspected violation should be reported to the Chair of the Company's Audit Committee). All suspected violations by a director of the Company who is not an employee or officer must be reported to the Chair of the Company's Audit Committee or the Chair of the Governance and Nominating Committee. The Company will investigate any matter so reported and may take such disciplinary and corrective action, up to and including termination, as it finds to be appropriate and in the best interests of the Company. The Company forbids retaliation against employees who report violations of this Code of Business Conduct and Ethics in good faith.

SCOPE
-----

         This Code does not supersede, change or alter the existing Company policies and procedures already in place as stated in the Associate Handbook and communicated to Company employees. Certain policies referred to herein are contained in their entirety in the Associate Handbook, and Company employees are instructed to refer to the Associate Handbook for a copy of those policies and required reporting procedures. As previously indicated, the Associate Handbook contains information that is proprietary and confidential, and the Company hereby expressly denies waiving any right to assert claims that the Contents of the Associate Handbook are proprietary and/or confidential.

         No Company policy can provide definitive answers to all questions. If employees have questions regarding any of the goals, or standards discussed or policies referenced in this Code or are in doubt about the best course of action in a particular situation, the employee should refer to the reporting requirements for that goal or standard as stated in this Code, or the reporting requirements for policies as stated in the Associate Handbook under "Open Door Policy" and contact the person or party designated. If no resource is listed and when in doubt, ask Harry Miller, Vice President of Human Resources. Of course, nothing in this Code alters the employment-at-will status of any employee of the Company or creates any rights in any employee, customer, supplier, vendor, competitor, shareholder or any other person or entity to bring any legal claim or lawsuit against the Company in any court or governmental agency. Each employee may terminate employment as he or she chooses and the Company may terminate that employment, or take such other lesser action, as it finds to be in the best interests of the Company.

         Any waivers of this Code for executive officers or directors may be made only by the Board of Directors or a Board committee to which such responsibility has been delegated, and must be publicly disclosed in a prompt manner as required by the SEC.